Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Galata Acquisition Corp. (the “Company”) on Amendment No. 2 to Form S-1 (File No. 333-254989) of our report dated April 1, 2021, except for the second paragraph of Note 8 as to which the date is June 4, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Galata Acquisition Corp. as of March 18, 2021 and for the period from February 26, 2021 (inception) through March 18, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum LLP

Houston, Texas

June 23, 2021

Marcum LLP ■ 6002 Rogerdale Road ■ Suite 300 ■ Houston, Texas 77072 ■ Phone 281.223.5500 ■ Fax 281.223.5501 ■ www.marcumllp.com